Exhibit 99.3

WebMD Health Corp.

Financial Guidance for the Year Ending December 31, 2013

(In millions, except per share amounts)

	Guidance Range
Revenue	$450.0	$470.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$75.0	$88.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(23.0)	(23.0)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(38.0)	(34.0)

Pre-tax (loss) income	(16.0)	3.0

Income tax benefit (provision)	3.0	(4.5)

Net loss	$(13.0)	$(1.5)

Net loss per share:
Basic and Diluted	$(0.26)	$(0.03)

Weighted-average shares outstanding used in computing per share amounts:
Basic and Diluted	50.0	50.0

(a)	See Annex A - Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to Net Loss

Additional information regarding forecast for the quarter ending June 30, 2013:

•	Revenue is forecasted to be in excess of $115 million.

•	Adjusted EBITDA as a percentage of revenue is forecasted to be in excess of 18%.

•	Net loss as a percentage of revenue is forecasted to be approximately (1%).

Additional information regarding full year forecast:

•

The distribution of the annual revenue is expected to be approximately 82% public portals advertising and sponsorship and 18% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.

•	Convertible Notes are not expected to be dilutive for the full year or any quarter.

The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases or acquisitions, gains or losses from discontinued operations, severance charges related to the management change announced today or other non-recurring, one-time or unusual items.